                                   FORM 8-A/A

                                 AMENDMENT NO. 1

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934






                           J. ALEXANDER'S CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                  Tennessee                                62-0854056
--------------------------------------------------------------------------------
 (State of incorporation or organization)   (I.R.S. Employer Identification No.)

         P.O. Box 24300
         3401 West End Avenue
         Nashville, Tennessee                               37203
-----------------------------------------                  --------
 (Address of principal executive offices)                  Zip Code

       Securities to be registered pursuant to Section 12(b) of the Act:

           Title of each class                 Name of each exchange on which
              so registered                       each class is registered
------------------------------------          ---------------------------------
     Series A Junior                              New York Stock Exchange
     Preferred Stock
     Purchase Rights
     (Title of Class)

        Securities to be registered pursuant to Section 12(g) of the Act:

                                      None

         J. Alexander's Corporation has outstanding Rights to purchase Series A Junior Preferred Stock, which Rights are attached to all outstanding shares of its common stock, par value $.05 per share ("Company Common Stock") . The Rights are described in a Form 8-A filed with the SEC in 1990, and the terms of the Rights are set out in a Rights Agreement between the Company and Sovran Bank/Central South dated May 16, 1989, which has been assumed by SunTrust Bank, Atlanta, N.A., as Rights Agent.

Item 1.        DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         The Rights Agreement was amended on February 22, 1999. The amendment deleted the term Independent Director and removed all references to Independent Director decision-making with regard to redemption of Rights and all other matters, such decision-making now being vested in the Board of Directors.

         The Rights Agreement was also amended on March 22, 1999. The amendment altered the definition of "Acquiring Person" to specify that Solidus, LLC and its affiliates shall not be or become an "Acquiring Person" as the result of its acquisition of Company Common Stock in excess of 20% or more of Company Common Stock outstanding, so that the Distribution Date shall not occur because of any acquisition by Solidus or its affiliates.

         The Rights expire at the close of business on May 16, 1999 unless earlier redeemed by the Company.

         The form of Rights Agreement between the Company and the Rights Agent specifying the terms of the Rights, which includes as Exhibit A the form of Rights Certificate; Amendments to Rights Agreement dated February 22, 1999 and Amendment to Rights Agreement dated March 22, 1999, are attached hereto as Exhibits and are incorporated herein by reference. The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to such Exhibits.

Item 2.        EXHIBITS

1 and 2. Rights Agreement, dated May 16, 1989, between Volunteer Capital Corporation (former name of J. Alexander's Corporation) and Sovran Bank/Central South, including Form of Rights Certificate (Exhibit A), Form of Summary of Rights (Exhibit B), and Articles of Amendment to the Charter of Volunteer Capital Corporation (Exhibit C) is hereby incorporated by reference to Exhibit 3 to the Company's Current Report on Form 8-K, which was filed with the Commission on May 16, 1989 (File No. 1-8766).

3 Amendment to Rights Agreement dated February 22, 1999, by and between the Registrant and SunTrust Bank (amending Rights Agreement dated May 16, 1989) (Exhibit 4(c) to the Registrant's Annual Report on Form 10-K for the year ended January 3, 1999 is incorporated herein by reference)

4 Amendment to Rights Agreement dated March 22, 1999, by and between the Registrant and SunTrust Bank (amending Rights Agreement dated May 16, 1989)

               (Exhibit 4(d) to the Registrant's Annual Report on Form 10-K for the year ended January 3, 1999 is incorporated herein by reference)

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.




                                        J. ALEXANDER'S CORPORATION

                                        By:  /s/ R. Gregory Lewis
                                           ------------------------------------
                                             R. Gregory Lewis
                                             Chief Financial Officer

Date: March 23, 1999